SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 1, 2006

Delta Oil & Gas, Inc.
---------------------------
(Exact name of registrant as specified in its charter)

Colorado	333-82636	91-2102350
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1122 6th Avenue Seattle, Washington	98109
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (866) 355-3644

_____________________________	_______________
(Former name or former address, if changed since last report.)	(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 -- REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01  Entry into a Material Definitive Agreement

On June 1, 2006, Delta Oil and Gas Inc., (the “Company”), entered into an Assignment Agreement (the “Agreement”) with Brinx Resources, Ltd., (“Brinx”) a Nevada Oil & Gas Exploration Company, in order to acquire a working interest in lands and leases owned by Brinx. The purchase price for the assignment has been paid in full. The lands are located in Garvin & McClain Counties, Oklahoma, USA (the “Owl Creek Prospect”).

Owl Creek Prospect

The Company has acquired a 20% working interest in a potential oil well (the “Powell #2”) which has been drilled at the Owl Creek Prospect. In addition, the Company was granted an option to earn a 20% working interest in any future wells to be drilled on the 1,120 acres of land in Garvin & McClain Counties, USA which make up the Owl Creek Prospect. Lastly, the Company received an option to earn a 20% working interest in any future wells to be drilled on any land of mutual interest acquired by the Owl Creek participants in and around the same area. The working interest in future wells is earned by paying 20% of the costs of drilling and completing each additional well. The purchase price for the assignment and the options was $300,000 (US dollars).

Included in the acquisition is a well that has been drilled and cased and is currently being completed for testing. Under the terms of this agreement, the Company will be responsible for its proportionate share of the costs of completion and tie-in for production

The Assignment Agreement is attached to this current report as exhibits.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

10.1	Assignment Agreement

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Delta Oil & Gas, Inc.

/s/ Douglas Bolen
Douglas Bolen
Chief Executive Officer, Chief Financial Officer, and Director
Date: June 1, 2006